
                       Ford Motor Company and Subsidiaries
                       -----------------------------------

                                   HIGHLIGHTS

                                                                  Fourth Quarter                          Full Year
                                                            ----------------------------          ---------------------------
                                                               1999            1998                  1999           1998
                                                            ------------    ------------          ------------   ------------
                                                                    (unaudited)
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- North America                                                 1,280           1,197                 4,787          4,370
- Outside North America                                           639             617                 2,433          2,453
                                                                -----           -----                 -----          -----
    Total                                                       1,919           1,814                 7,220          6,823
                                                                -----           -----                 -----          -----
                                                                -----           -----                 -----          -----

Sales and revenues (in millions)
- Automotive                                                $  37,781       $  32,204             $ 136,973      $ 119,083
- Financial Services                                            6,637           5,699                25,585         25,333
                                                            ---------       ---------             ---------      ---------
    Total                                                   $  44,418       $  37,903             $ 162,558      $ 144,416
                                                            ---------       ---------             ---------      ---------
                                                            ---------       ---------             ---------      ---------

Net income (in millions)
- Automotive                                                $   1,449       $     820             $   5,721      $   4,752
- Financial Services (excl. The Associates)                       357             223                 1,516          1,187
- The Associates                                                    -               -                     -            177
- Gain on spin-off of The Associates                                -               -                     -         15,955
                                                            ---------       ---------             ---------      ---------
    Total                                                   $   1,806       $   1,043             $   7,237      $  22,071
                                                            ---------       ---------             ---------      ---------
                                                            ---------       ---------             ---------      ---------

Capital expenditures (in millions)
- Automotive                                                $   2,921       $   2,445             $   7,945      $   8,113
- Financial Services                                              155             106                   590            504
                                                            ---------       ---------             ---------      ---------
    Total                                                   $   3,076       $   2,551             $   8,535      $   8,617
                                                            ---------       ---------             ---------      ---------
                                                            ---------       ---------             ---------      ---------

Automotive capital expenditures as a
 percentage of sales                                              7.7%            7.6%                  5.8%           6.8%

Stockholders' equity at December 31
- Total (in millions)                                       $  27,537       $  23,409             $  27,537      $  23,409
- After-tax return on Common and
   Class B stockholders' equity                                  26.6%           17.8%                 28.1%          25.4%

Automotive net cash at December 31
 (in millions)
- Cash and marketable securities                            $  23,585       $  23,805             $  23,585      $  23,805
- Debt                                                         12,144           9,834                12,144          9,834
                                                            ---------       ---------             ---------      ---------
   Automotive net cash                                      $  11,441       $  13,971             $  11,441      $  13,971
                                                            ---------       ---------             ---------      ---------
                                                            ---------       ---------             ---------      ---------

After-tax return on sales
- North American Automotive                                       5.8%            4.5%                  6.2%           5.3%
- Total Automotive                                                3.9%            2.6%                  4.2%           4.0%

Shares of Common and Class B Stock
 (in millions)
- Average number outstanding                                    1,207           1,210                 1,210          1,211
- Number outstanding at December 31                             1,207           1,209                 1,207          1,209

Common Stock price (per share)
(adjusted to reflect The Associates
 spin-off)
- High                                                      $  54-7/8       $59-7/8               $  67-7/8      $61-7/16
- Low                                                          48-1/2        38-13/16                46-1/4       28-15/32

AMOUNTS PER SHARE OF COMMON AND CLASS B
 STOCK AFTER PREFERRED STOCK DIVIDENDS

Income assuming dilution
- Automotive                                                $    1.18       $    0.66             $    4.63      $    3.76
- Financial Services (excl. The Associates)                      0.29            0.18                  1.23           0.96
- The Associates                                                    -               -                     -           0.14
- Gain on spin-off of The Associates                                -               -                     -          12.90
                                                            ---------       ---------             ---------      ---------
    Total                                                   $    1.47       $    0.84             $    5.86      $   17.76
                                                            ---------       ---------             ---------      ---------
                                                            ---------       ---------             ---------      ---------

Cash dividends                                              $    0.50       $    0.46             $    1.88      $    1.72



                       Ford Motor Company and Subsidiaries

                               VEHICLE UNIT SALES
                               ------------------

                For the Periods Ended December 31, 1999 and 1998
                                 (in thousands)



                                                      Fourth Quarter                            Full Year
                                                  ------------------------              --------------------------
                                                   1999            1998                  1999              1998
                                                  --------        --------              --------          --------
                                                        (unaudited)                            (unaudited)

North America
United States
 Cars                                               497             428                 1,725             1,563
 Trucks                                             646             654                 2,660             2,425
                                                  -----           -----                 -----             -----
  Total United States                             1,143           1,082                 4,385             3,988

Canada                                              100              87                   288               279
Mexico                                               37              28                   114               103
                                                  -----           -----                 -----             -----

  Total North America                             1,280           1,197                 4,787             4,370

Europe
Britain                                             122             102                   518               498
Germany                                              80             143                   353               444
Italy                                                59              56                   209               205
Spain                                                45              46                   180               155
France                                               44              54                   172               171
Other countries                                     175              95                   528               377
                                                  -----           -----                 -----             -----

  Total Europe                                      525             496                 1,960             1,850

Other international
Australia                                            30              35                   125               133
Brazil                                               26              34                   117               178
Argentina                                            16              16                    60                97
Taiwan                                               11              12                    56                77
Japan                                                 8               5                    32                25
Other countries                                      23              19                    83                93
                                                  -----           -----                 -----             -----

  Total other international                         114             121                   473               603
                                                  -----           -----                 -----             -----

Total worldwide vehicle unit sales                1,919           1,814                 7,220             6,823
                                                  -----           -----                 -----             -----
                                                  -----           -----                 -----             -----

Vehicle unit sales generally are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.

Prior periods were restated to correct reported unit sales.


                       Ford Motor Company and Subsidiaries

                        CONSOLIDATED STATEMENT OF INCOME
                        --------------------------------

              For the Years Ended December 31, 1999, 1998 and 1997
                     (in millions, except amounts per share)

                                                                              1999           1998           1997
                                                                           ------------   ------------   ------------

AUTOMOTIVE
Sales (Note 1)                                                             $136,973       $119,083       $122,935

Costs and expenses (Notes 1 and 16):
Costs of sales                                                              119,046        103,905        107,994
Selling, administrative and other expenses                                    9,548          8,493          7,995
                                                                           --------       --------       --------
  Total costs and expenses                                                  128,594        112,398        115,989

Operating income                                                              8,379          6,685          6,946

Interest income                                                               1,428          1,331          1,116
Interest expense                                                              1,397            829            788
                                                                           --------       --------       --------
  Net interest income                                                            31            502            328
Equity in net income/(loss) of affiliated companies (Note 1)                     82            (38)           (88)
Net expense from transactions with
 Financial Services (Note 1)                                                    (45)          (191)          (104)
                                                                           --------       --------       --------

Income before income taxes - Automotive                                       8,447          6,958          7,082

FINANCIAL SERVICES
Revenues (Note 1)                                                            25,585         25,333         30,692

Costs and expenses (Note 1):
Interest expense                                                              7,679          8,036          9,712
Depreciation                                                                  9,254          8,589          7,645
Operating and other expenses                                                  4,653          4,618          6,621
Provision for credit and insurance losses                                     1,465          1,798          3,230
                                                                           --------       --------       --------
  Total costs and expenses                                                   23,051         23,041         27,208
Net revenue from transactions with Automotive (Note 1)                           45            191            104
Gain on spin-off of The Associates (Note 16)                                      -         15,955              -
Gain on sale of Common Stock of a subsidiary (Note 16)                            -              -            269
                                                                           --------       --------       --------

Income before income taxes - Financial Services                               2,579         18,438          3,857
                                                                           --------       --------       --------

TOTAL COMPANY
Income before income taxes                                                   11,026         25,396         10,939
Provision for income taxes (Note 7)                                           3,670          3,176          3,741
                                                                           --------       --------       --------
Income before minority interests                                              7,356         22,220          7,198
Minority interests in net income of subsidiaries                                119            149            278
                                                                           --------       --------       --------
Net income                                                                 $  7,237       $ 22,071       $  6,920
                                                                           --------       --------       --------
                                                                           --------       --------       --------
Income attributable to Common and Class B Stock
 after preferred stock dividends (Note 1)                                  $  7,222       $ 21,964       $  6,866

Average number of shares of Common and Class B
 Stock outstanding (Note 1)                                                   1,210          1,211          1,195

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 1)

Basic income                                                               $   5.99       $  18.17       $   5.75

Diluted income                                                             $   5.86       $  17.76       $   5.62

Cash dividends                                                             $   1.88       $   1.72       $  1.645



The accompanying notes are part of the financial statements.

Prior period costs of sales and selling, administrative and other expenses were reclassified.



                                         Ford Motor Company and Subsidiaries

                                             CONSOLIDATED BALANCE SHEET
                                             --------------------------
                                                    (in millions)

                                                                                            December 31,      December 31,
                                                                                                1999              1998
                                                                                           ---------------   ----------------

ASSETS
Automotive
Cash and cash equivalents                                                                   $  4,642          $  3,685
Marketable securities (Note 2)                                                                18,943            20,120
                                                                                            --------          --------
   Total cash and marketable securities                                                       23,585            23,805

Receivables                                                                                    3,769             2,604
Inventories (Note 5)                                                                           6,435             5,656
Deferred income taxes                                                                          3,872             3,239
Other current assets (Note 1)                                                                  4,126             3,405
Current receivable from Financial Services (Note 1)                                            2,304                 0
                                                                                            --------          --------
   Total current assets                                                                       44,091            38,709

Equity in net assets of affiliated companies (Note 1)                                          2,744             2,401
Net property (Note 6)                                                                         42,317            37,320
Deferred income taxes                                                                          2,816             3,175
Other assets (Note 1)                                                                         13,213             7,139
                                                                                            --------          --------
   Total Automotive assets                                                                   105,181            88,744

Financial Services
Cash and cash equivalents                                                                      1,588             1,151
Investments in securities (Note 2)                                                               733               968
Finance receivables (Note 3)                                                                 113,298            97,176
Net investment in operating leases (Note 4)                                                   42,471            41,173
Other assets                                                                                  11,123             7,445
Receivable from Automotive (Note 1)                                                            1,835               888
                                                                                            --------          --------
   Total Financial Services assets                                                           171,048           148,801
                                                                                            --------          --------

   Total assets                                                                             $276,229          $237,545
                                                                                            --------          --------
                                                                                            --------          --------

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                              $ 14,450          $ 13,368
Other payables                                                                                 4,156             2,755
Accrued liabilities (Note 8)                                                                  19,321            16,925
Income taxes payable                                                                           1,862             1,404
Debt payable within one year (Note 10)                                                         1,602             1,121
Current payable to Financial Services (Note 1)                                                     0                70
                                                                                            --------          --------
   Total current liabilities                                                                  41,391            35,643

Long-term debt (Note 10)                                                                      10,542             8,713
Other liabilities (Note 8)                                                                    33,247            30,133
Deferred income taxes                                                                          1,376               751
Payable to Financial Services (Note 1)                                                         1,835               818
                                                                                            --------          --------
   Total Automotive liabilities                                                               88,391            76,058

Financial Services
Payables                                                                                       3,550             3,555
Debt (Note 10)                                                                               139,919           122,324
Deferred income taxes                                                                          7,078             5,488
Other liabilities and deferred income                                                          6,775             6,034
Payable to Automotive (Note 1)                                                                 2,304                 0
                                                                                            --------          --------
   Total Financial Services liabilities                                                      159,626           137,401

Company-obligated mandatorily redeemable preferred securities of a subsidiary
 trust holding solely junior subordinated debentures of the Company (Note 1)                     675               677

Stockholders' equity
Capital stock (Notes 11 and 12)
 Preferred Stock, par value $1.00 per share (aggregate liquidation preference
  of $177 million)                                                                                 *                 *
 Common Stock, par value $1.00 per share (1,151 million shares issued)                         1,151             1,151
 Class B Stock, par value $1.00 per share (71 million shares issued)                              71                71
Capital in excess of par value of stock                                                        5,049             5,283
Accumulated other comprehensive income                                                        (1,923)           (1,670)
ESOP loan and treasury stock                                                                  (1,417)           (1,085)
Earnings retained for use in business                                                         24,606            19,659
                                                                                            --------          --------
   Total stockholders' equity                                                                 27,537            23,409
                                                                                            --------          --------

   Total liabilities and stockholders' equity                                               $276,229          $237,545
                                                                                            --------          --------
                                                                                            --------          --------

- - - -
*Less than $1 million

The accompanying notes are part of the financial statements.


                       Ford Motor Company and Subsidiaries

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------

              For the Years Ended December 31, 1999, 1998 and 1997
                                  (in millions)

                                                         1999                          1998                          1997
                                               ------------------------      ------------------------      ------------------------
                                                              Financial                     Financial                     Financial
                                               Automotive      Services      Automotive      Services      Automotive      Services
                                               -------------  ---------      -------------  ---------      -------------  ---------

Cash and cash equivalents at January 1         $ 3,685       $  1,151        $ 6,316       $   1,618       $ 3,578       $  3,689

Cash flows from operating activities
 (Note 17)                                      17,271         12,540          9,622          13,478        13,984         13,650

Cash flows from investing activities
 Capital expenditures                           (7,945)          (590)        (8,113)           (504)       (8,142)          (575)
 Purchase of leased assets                           -              -           (110)              -          (332)             -
 Acquisitions of other companies
  (Note 16)                                     (6,342)          (144)             -            (344)            -            (40)
 Acquisitions of receivables and lease
  investments                                        -        (80,422)             -         (78,863)            -       (117,895)
 Collections of receivables and lease
  investments
  investments                                        -         46,646              -          49,303             -         86,842
 Net acquisitions of daily rental vehicles           -         (1,739)             -          (1,790)            -           (958)
 Purchases of securities (Note 17)              (3,609)          (900)          (758)         (2,102)          (43)        (3,067)
 Sales and maturities of securities

  (Note 17)                                      2,352          1,100            590           2,271            13          3,520
 Proceeds from sales of receivables and
  lease investments
  lease investments                                  -          9,931              -           8,413             -          5,197
 Net investing activity with
  Financial Services
  Financial Services                             1,329              -            642               -           258              -
 Other                                             (68)           119           (468)           (463)         (285)          (569)
                                               -------        -------        -------        --------       -------       --------
   Net cash used in investing activities       (14,283)       (25,999)        (8,217)        (24,079)       (8,531)       (27,545)

Cash flows from financing activities
 Cash dividends
 Cash dividends                                 (2,290)             -         (5,348)              -        (2,020)             -
 Issuance of Common Stock                          336              -            157               -           310              -
 Issuance of Common Stock of a
  subsidiary (Note 16)                               -              -              -               -             -            453
 Purchase of Ford Treasury Stock                  (707)             -           (669)              -           (15)             -
 Preferred stock - Series B repurchase,
  Series A redemption                                -              -           (420)              -             -              -
 Changes in short-term debt                         64          5,547            497           7,475          (430)         6,210
 Proceeds from issuance of other debt            3,428         37,184          2,403          21,776         1,100         22,923
 Principal payments on other debt               (1,182)       (28,672)        (1,434)        (16,797)         (668)       (18,215)
 Net financing activity with Automotive              -         (1,329)             -            (642)            -           (258)
 Spin-off of The Associates cash                     -              -              -            (508)            -              -
 Other                                            (254)            88           (472)            (12)           16           (206)
                                               -------        -------        -------        --------       -------       --------
   Net cash (used in)/provided by
    financing activities
    financing activities                          (605)        12,818         (5,286)         11,292        (1,707)        10,907

Effect of exchange rate changes on cash            (69)          (279)           (54)            146          (119)            28
Net transactions with Automotive/
 Financial Services
 Financial Services                             (1,357)         1,357          1,304          (1,304)         (889)           889
                                               -------        -------        -------        --------       -------       --------

   Net (decrease)/increase in cash and
    cash
equivalents
    cash equivalents                               957            437         (2,631)           (467)        2,738         (2,071)
                                               -------       --------        -------        --------       -------       --------

Cash and cash equivalents at December 31       $ 4,642       $  1,588        $ 3,685        $  1,151       $ 6,316       $  1,618
                                               -------       --------        -------        --------       -------       --------
                                               -------       --------        -------        --------       -------       --------

The accompanying notes are part of the financial statements.

                       Ford Motor Company and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 ----------------------------------------------

              For the Years Ended December 31, 1997, 1998 and 1999
                                  (in millions)


                                                   Capital                              Other Comprehensive Income
                                                  In Excess                      ----------------------------------------
                                                   Of Par                  Foreign       Minimum    Unrealized
                                        Capital   Value of    Retained     Currency      Pension      Holding
                                         Stock      Stock     Earnings   Translation    Liability    Gain/Loss    Other      Total
                                        --------------------- ------------------------- ----------- --------------------------------
YEAR ENDED DECEMBER 31, 1997
----------------------------
Balance at beginning of year            $1,189     $5,268     $20,334     $    74        $ (267)       $164     $     -    $26,762

Comprehensive income
 Net Income                                                     6,920                                                        6,920
 Foreign currency translation                                              (1,038)                                          (1,038)
 Minimum pension liability
   (net of tax benefit of $36)                                                              (70)                               (70)
 Net holding loss
   (net of tax benefit of $47)                                                                          (91)                   (91)
                                                                                                                           -------
  Comprehensive Income                                                                                                       5,721
Common stock issued for Series A
 Preferred Stock conversion,
 Employee benefit plans and other           14        296                                                                      310
Treasury stock                                                                                                      (39)       (39)
Cash Dividends                                                 (2,020)                                                      (2,020)
                                        ------     ------     -------     --------       ------        ----     -------    -------
Balance at end of year                  $1,203     $5,564     $25,234     $   (964)      $ (337)       $ 73     $   (39)   $30,734
                                        ------     ------     -------     --------       ------        ----     -------    -------
                                        ------     ------     -------     --------       ------        ----     -------    -------

YEAR ENDED DECEMBER 31, 1998
----------------------------
Balance at beginning of year            $1,203     $5,564     $25,234     $   (964)      $ (337)       $ 73     $   (39)   $30,734

Comprehensive income
 Net income (excluding gain on
   Spin-off of the Associates)                                  6,116                                                        6,116
 Gain on The Associates spin-off                               15,955                                                       15,955
 Foreign currency translation                                                  (53)                                            (53)
 Minimum pension liability
   (net of tax benefit of $184)                                                            (361)                              (361)
 Net holding loss
   (net of tax benefit of $3)                                                                           (28)                   (28)
                                                                                                                            ------
  Comprehensive income                                                                                                      21,629
Common stock issued for Series A
  Preferred Stock conversion,
  Employee benefit plans and other          19        139                                                                      158
Preferred stock-Series B repurchase
 and Series A redemption                             (420)                                                                    (420)
ESOP loan and treasury stock                                                                                     (1,046)    (1,046)
The Associates spin-off to Ford
 Common stockholders                                          (22,298)                                                     (22,928)
Cash dividends                                                 (5,348)                                                      (5,348)
                                        ------     ------     -------     -------        ------        ----     -------    -------
Balance at end of year                  $1,222     $5,283     $19,659     $ (1,017)      $ (698)       $ 45     $(1,085)   $23,409
                                        ------     ------     -------     --------       ------        ----     -------    -------
                                        ------     ------     -------     --------       ------        ----     -------    -------

YEAR ENDED DECEMBER 31, 1999
----------------------------
Balance at beginning of year            $1,222     $5,283     $19,659     $ (1,017)      $ (698)       $ 45     $(1,085)   $23,409

Comprehensive income
 Net income                                                     7,237                                                        7,237
 Foreign currency translation                                                 (615)                                           (615)
 Minimum pension liability
   (net of tax of $174)                                                                     324                                324
 Net holding gain
   (net of tax of $20)                                                                                   38                     38
                                                                                                                           -------
  Comprehensive income                                                                                                       6,984
Common stock issued for
 employee benefit plans and other                    (234)                                                                    (234)
ESOP loan and treasury stock                                                                                       (332)      (332)
Cash dividends                                                 (2,290)                                                      (2,290)
                                        ------     ------     -------     --------       ------        ----     -------    -------
Balance at end of year                  $1,222     $5,049     $24,606     $ (1,632)      $ (374)       $ 83     $(1,417)   $27,537
                                        ------     ------     -------     --------       ------        ----     -------    -------
                                        ------     ------     -------     --------       ------        ----     -------    -------


The accompanying notes are part of the financial statements.

NOTE 1. Accounting Policies
----------------------------

Principles of Consolidation
---------------------------

The consolidated financial statements include all significant majority-owned subsidiaries and reflect the operating results, assets, liabilities and cash flows for the company's two business sectors: Automotive and Financial Services. The assets and liabilities of the Automotive sector are classified as current or noncurrent, and those of the Financial Services sector are unclassified. Affiliates that are 20% to 50% owned, principally Mazda Motor Corporation and AutoAlliance International Inc., and subsidiaries where control is expected to be temporary, principally investments in certain dealerships, are accounted for on an equity basis. Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions. For purposes of Notes to Financial Statements, "Ford" or "the company" means Ford Motor Company and its majority-owned consolidated subsidiaries unless the context requires otherwise. Certain amounts for prior periods are reclassified, if required, to conform with present period presentations.

Structure of Operations
-----------------------

The company's sectors, Automotive and Financial Services, are managed as four primary operating segments. A segment is defined as a component with business activity resulting in revenue and expense that has separate financial information evaluated regularly by the company's chief operating decision maker in determining resource allocation and assessing performance (Note 18). The Automotive sector is comprised of Automotive and Visteon. The Automotive segment consists of the design, manufacture, sale and service of cars and trucks; the Visteon segment consists of the design, manufacture and sale of automotive components and systems. The Financial Services sector primarily includes two segments, Ford Motor Credit Company and its subsidiaries ("Ford Credit") and The Hertz Corporation and its subsidiaries ("Hertz"). The Financial Services sector also includes less significant financial services businesses (Note 18). Ford Credit leases and finances the purchase of cars and trucks made by Ford and other companies. It also provides inventory and capital financing to retail car and truck dealerships. Hertz rents cars and trucks and industrial and construction equipment. Both Ford Credit and Hertz also have insurance operations related to their businesses.

Intersector transactions represent principally transactions occurring in the ordinary course of business, borrowings and related transactions between entities in the Financial Services and Automotive sectors, and interest and other support under special vehicle financing programs. These arrangements are reflected in the respective business sectors. Intersegment transactions are described in Note 18.

Revenue Recognition - Automotive Sector
---------------------------------------

Sales are recorded by the company when products are shipped to dealers and other customers, except as described below. Estimated costs for approved sales incentive programs normally are recognized as sales reductions at the time of revenue recognition. Estimated costs for sales incentive programs approved subsequent to the time that related sales were recorded are recognized when the programs are approved.

Sales through dealers to certain daily rental companies where the daily rental company has an option to require Ford to repurchase vehicles subject to certain conditions, are recognized over the period of daily rental service in a manner similar to lease accounting. The carrying value of these vehicles, included in other current assets, was $2.0 billion at December 31, 1999, and $2.1 billion at December 31, 1998.

----------------------------

Revenue Recognition - Financial Services Sector
-----------------------------------------------

Revenue from finance receivables is recognized over the term of the receivable using the interest method. Certain loan origination costs are deferred and amortized, using the interest method, over the term of the related receivable as a reduction in financing revenue. Revenue from operating leases is recognized on a straight-line basis over the term of the lease. Initial direct costs net of acquisition fees related to leases are deferred and amortized over the term of the lease. Agreements between the Automotive sector operations and certain Financial Services sector operations provide for interest supplements and other support costs to be paid by Automotive sector operations on certain financing and leasing transactions. The Financial Services sector recognizes this revenue in income over the period that the related receivables and leases are outstanding; the estimated costs of interest supplements and other support costs are recorded as sales incentives by Automotive sector operations in the same manner as sales incentives described above.

The accrual of interest on loans is discontinued at the time a loan is determined to be impaired. Subsequent amounts of interest collected are recognized in income only if full recovery of the remaining principal is expected. Other amounts collected are generally recognized first as a reduction of principal. Any remaining amounts are treated as a recovery.

The Financial Services sector periodically sells finance receivables through special purpose subsidiaries, retains the servicing rights and certain other beneficial interests, and receives a servicing fee which is recognized as collected over the remaining term of the related sold finance receivables. Estimated gains or losses from the sale of finance receivables are recognized in the period in which the sale occurs. In determining the gain or loss on each qualifying sale of finance receivables, the investment in the sold receivable pool is allocated between the portion sold and the portion retained based on their relative fair values at the date of sale.

Other Costs
-----------

Advertising and sales promotion costs are expensed as incurred. Advertising costs were $2.8 billion in 1999, $2.2 billion in 1998 and $2.3 billion in 1997.

Estimated costs related to product warranty are accrued at the time of sale.

Engineering, research and development costs are expensed as incurred and were $7.1 billion in 1999, $6.3 billion in 1998 and $6.3 billion in 1997.

Income Per Share of Common and Class B Stock
--------------------------------------------

Basic income per share of Common and Class B Stock is calculated by dividing the income attributable to Common and Class B Stock by the average number of shares of Common and Class B Stock outstanding during the applicable period, adjusted for shares issuable under employee savings and compensation plans.

The calculation of diluted income per share of Common and Class B Stock takes into account the effect of obligations, such as stock options, considered to be potentially dilutive.

----------------------------

Income per share of Common and Class B Stock were as follows (in millions):

                                                       1999                   1998                   1997
                                                --------------------   --------------------  ---------------------
                                                 Income    Shares*      Income    Shares*     Income     Shares*
                                                --------- ----------   --------- ----------  ---------- ----------

Net income                                       $7,237    1,210       $22,071    1,211       $6,920     1,195
Preferred stock dividend requirements               (15)       -           (22)       -          (54)        -
Premium on Series B Tender Offer**                    -        -           (85)       -            -         -
Issuable and uncommitted ESOP shares                  -       (4)            -       (2)           -        (1)
                                                 ------    -----       -------    -----       ------     -----
Basic income and shares                          $7,222    1,206       $21,964    1,209       $6,866     1,194

Basic income per share                           $ 5.99                $ 18.17                $ 5.75

Basic income and shares                          $7,222    1,206       $21,964    1,209       $6,866     1,194
Net dilutive effect of options                        -       27             -       28            -        20
Convertible preferred stock and other                (1)       -            (1)       -            8        10
                                                 ------    -----       -------    -----       ------     -----
Diluted income and shares                        $7,221    1,233       $21,963    1,237       $6,874     1,224

Diluted income per share                         $ 5.86                $ 17.76                $ 5.62

- - - - -
 *Average shares outstanding
**Represents a one-time reduction of $0.07 per share of Common and Class B
  Stock resulting from the premium paid to repurchase the company's Series B Cumulative Preferred Stock.

Derivative Financial Instruments
--------------------------------

Ford has operations in over 30 countries and sells vehicles in over 200 markets, and is exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, interest rates and commodity prices. These financial exposures are monitored and managed by the company as an integral part of the company's overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on the company's results. The company uses derivative financial instruments to manage the exposures to fluctuations in exchange rates, interest rates and commodity prices. All derivative financial instruments are classified as "held for purposes other than trading"; company policy specifically prohibits the use of leveraged derivatives or use of any derivatives for speculative purposes.

Ford's primary foreign currency exposures, in terms of net corporate exposure, are in the Swedish Krona, Euro, British Pound Sterling, Japanese Yen,
Mexican Peso and Brazilian Real. Agreements to manage foreign currency exposures include forward contracts, swaps and options. The company uses these derivative instruments to hedge assets and liabilities denominated in foreign currencies, firm commitments and certain investments in foreign subsidiaries. Gains and losses on hedges of firm commitments are deferred and recognized with the related transactions. In the case of hedges of net investments in foreign subsidiaries, gains and losses are recognized in other comprehensive income to the extent they are effective as hedges. All other gains and losses are recognized in cost of sales for the Automotive sector and interest expense for the Financial Services sector. These instruments usually mature in two years or less for Automotive sector exposures and longer for Financial Services sector exposures, consistent with the underlying transactions. The effect of changes in exchange rates may not be fully offset by gains or losses on currency derivatives, depending on the extent to which the exposures are hedged.

Interest rate swap agreements are used to manage the effects of interest rate fluctuations by changing the interest rate characteristics of specific debt or pools of debt to match the interest rate characteristics of corresponding assets. These instruments mature consistent with underlying debt issues as identified in Note 10. The differential paid or received on interest rate swaps is recognized on an accrual basis as an adjustment to interest expense. Gains and losses on terminated interest rate swaps are deferred and reflected in interest expense over the remaining term of the underlying debt.

----------------------------

Ford has a commodity hedging program that uses primarily forward contracts and options to manage the effects of changes in commodity prices on the Automotive sector's results. Gains and losses are recognized in cost of sales during the settlement period of the related transactions.

Foreign Currency Translation
----------------------------

Assets and liabilities of non-U.S. subsidiaries generally are translated to U.S. Dollars at end-of-period exchange rates. The effects of this translation for most non-U.S. subsidiaries are reported in other comprehensive income. Remeasurement of assets and liabilities of non-U.S. subsidiaries that use the U.S. Dollar as their functional currency are included in income as transaction gains and losses. Income statement elements of all non-U.S. subsidiaries are translated to U.S. Dollars at average-period exchange rates and are recognized as part of revenues, costs and expenses. Also included in income are gains and losses arising from transactions denominated in a currency other than the functional currency of the subsidiary involved. Net transaction gains and losses, as described above, increased net income by $284 million in 1999 and by $97 million in 1998, and decreased net income by $164 million in 1997.

Impairment of Long-Lived Assets and Certain Identifiable Intangible
-------------------------------------------------------------------

The company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill to the amortization recorded for the operations to which the goodwill relates. The company also periodically evaluates the carrying value of long-lived assets and long-lived assets to be disposed of for potential impairment. The company considers projected future operating results, cash flows, trends and other circumstances in making such estimates and evaluations.

Goodwill
--------

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies and is amortized using the straight-line method for periods of up to 40 years. Total goodwill included in the Automotive sector's other assets was $6.1 billion at December 31, 1999 and $2.1 billion at December 31, 1998. The increase is primarily related to the acquisitions of Volvo, Kwik-Fit, and Plastic Omnium (Note 16). Total goodwill included in the Financial Services sector's other assets was $970 million at December 31, 1999 and $743 million at December 31, 1998.

Company-Obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Trust
-----------------------------------------------------------------------------

During 1995, Ford Motor Company Capital Trust I (the "Trust") issued $632 million of its 9% Trust Originated Preferred Securities (the "Preferred Securities") in a one-for-one exchange for 25,273,537 shares of the company's outstanding Series B Depositary Shares (the "Depositary Shares"). Concurrent with the exchange and the related purchase by Ford of the Trust's common securities (the "Common Securities"), the company issued to the Trust $651 million aggregate principal amount of its 9% Junior Subordinated Debentures due December 2025 (the "Debentures"). The sole assets of the Trust are and will be the Debentures. The Debentures are redeemable, in whole or in part, at the company's option on or after December 1, 2002, at a redemption price of $25 per Debenture plus accrued and unpaid interest. If the company redeems the Debentures, or upon maturity of the Debentures, the Trust is required to redeem the Preferred Securities and Common Securities at $25 per share plus accrued and unpaid distributions.

Ford guarantees to pay in full to the holders of the Preferred Securities all distributions and other payments on the Preferred Securities to the extent not paid by the Trust only if and to the extent that Ford has made a payment of interest or principal on the Debentures. This guarantee, when taken together with Ford's obligations under the Debentures and the Indenture relating thereto and its obligations under the Declaration of Trust of the Trust, including its obligation to pay certain costs and expenses of the Trust, constitutes a full and unconditional guarantee by Ford of the Trust's obligations under the Preferred Securities.

NOTE 2. Marketable and Other Securities
---------------------------------------

Trading securities are recorded at fair value with unrealized gains and losses included in income. Available-for-sale securities are recorded at fair value with net unrealized gains and losses reported, net of tax, in other comprehensive income. Held-to-maturity securities are recorded at amortized cost. Equity securities which do not have readily determinable fair values are recorded at cost. The basis of cost used in determining realized gains and losses is specific identification.

The fair value of substantially all securities is determined by quoted market prices. The estimated fair value of securities, for which there are no quoted market prices, is based on similar types of securities that are traded in the market. Book value approximates fair value for all securities.

Expected maturities of debt securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

Automotive Sector
-----------------

Investments in securities at December 31 were as follows (in millions):

                                                                                                   Book/
                                                               Amortized   Unrealized  Unrealized      Fair
                                                                 Cost         Gains      Losses        Value
                                                             ------------ ----------- ------------ ------------

     1999
     ----
     Trading securities                                         $17,243        $56        $123        $17,176
     Available-for-sale securities - Corporate securities         1,004          -           8            996
     Held-to-maturity securities                                    771          -           -            771
                                                                -------        ---        ----        -------
       Total investments in securities                          $19,018        $56        $131        $18,943
                                                                -------        ---        ----        -------
                                                                -------        ---        ----        -------

     1998
     ----
     Trading securities                                         $19,534        $83        $ 40        $19,577
     Available-for-sale securities - Corporate securities           543          -           -            543
                                                                -------        ---         ---        -------
       Total investments in securities                          $20,077        $83        $ 40        $20,120
                                                                -------        ---         ---        -------
                                                                -------        ---         ---        -------

During 1997, $365 million of bonds issued by affiliates were reclassified from equity in net assets of affiliated companies to available-for-sale marketable securities; $163 million of the bonds matured in 1999 and $202 million matured in 1998. Proceeds from sales of available-for-sale securities were $2,352 million in 1999 and $590 million in 1998. In 1999, gross gains of $11 million were reported. Other comprehensive income included net unrealized gains of $13 million in 1999 and net unrealized losses of $5 million in 1998 on securities owned by certain unconsolidated affiliates. The available-for-sale securities at December 31, 1999 had contractual maturities between one and five years.

Financial Services Sector
-------------------------

Investments in securities at December 31, 1999 were as follows (in millions):

                                                                                                   Book/
                                                           Amortized   Unrealized  Unrealized      Fair
                                                             Cost         Gains      Losses        Value
                                                          ------------ ------------------------ ------------

Trading securities                                           $190          $ -         $ -         $190

Available-for-sale securities
-----------------------------
Debt securities issued by the U.S.
 government and agencies                                       89           -           3            86
Municipal securities                                           18           -           1            17
Debt securities issued by non-U.S. governments                 19           -           -            19
Corporate securities                                          156           -           6           150
Mortgage-backed securities                                    202           -           7           195
Equity securities                                              28          43           2            69
                                                             ----         ---          --          ----
  Total available-for-sale securities                         512          43          19           536

Held-to-maturity securities
---------------------------
Debt securities issued by the U.S.
 government and agencies                                        6           -           -             6
Corporate securities                                            1           -           -             1
                                                             ----         ---         ---          ----
 Total held-to-maturity securities                              7           -           -             7

  Total investments in securities                            $709         $43         $19          $733
                                                             ----         ---         ---          ----
                                                             ----         ---         ---          ----

                                     FS-11

----------------------------------------

Investments in securities at December 31, 1998 were as follows (in millions):

                                                                                                   Book/
                                                           Amortized   Unrealized  Unrealized      Fair
                                                             Cost         Gains      Losses        Value
                                                          ------------ ------------------------ ------------
                                                             $231          $ 3         $4          $230
Trading securities

Available-for-sale securities
-----------------------------
Debt securities issued by the U.S.
 government and agencies                                      153           3           -           156
Municipal securities                                           63           2           -            65
Debt securities issued by non-U.S. governments                 25           -           -            25
Corporate securities                                          192           3           2           193
Mortgage-backed securities                                    198           3           -           201
Equity securities                                              35          56           1            90
                                                             ----         ---          --          ----
  Total available-for-sale securities                         666          67           3           730

Held-to-maturity securities
---------------------------
Debt securities issued by the U.S.
 government and agencies                                        6           -           -             6
Corporate securities                                            2           -           -             2
                                                             ----         ---           --         ----
 Total held-to-maturity securities                              8           -           -             8

  Total investments in securities                            $905         $70          $7          $968
                                                             ----         ---          --          ----
                                                             ----         ---          --          ----


The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31 by contractual maturity, were as follows (in millions):

                                                            Available-for-sale       Held-to-maturity
                                                           ----------------------  ----------------------
                                                            Amortized     Fair      Amortized     Fair
                                                              Cost      Value         Cost      Value
                                                          ----------------------  ----------------------
            1999
            ----
            Due in one year or less                          $   -      $   -          $-         $-
            Due after one year through five years              119        118           3          3
            Due after five years through ten years              53         51           3          3
            Due after ten years                                110        104           1          1
            Mortgage-backed securities                         202        195           -          -
            Equity securities                                   28         68           -          -
                                                             -----      -----          --         --
              Total                                          $ 512      $ 536          $7         $7
                                                             -----      -----          --         --
                                                             -----      -----          --         --

            1998
            ----
            Due in one year or less                          $  29      $  29          $1         $1
            Due after one year through five years              165        167           3          3
            Due after five years through ten years             101        102           3          3
            Due after ten years                                138        141           1          1
            Mortgage-backed securities                         198        200           -          -
            Equity securities                                   35         91           -          -
                                                             -----      -----          --         --
              Total                                          $ 666      $ 730          $8         $8
                                                             -----      -----          --         --
                                                             -----      -----          --         --

Proceeds from sales of available-for-sale securities were $1.1 billion in 1999, $2.1 billion in 1998 and $2.9 billion in 1997. In 1999, gross gains of $33 million and gross losses of $14 million were realized on those sales; gross gains of $48 million and gross losses of $3 million were realized in 1998 and gross gains of $98 million and gross losses of $8 million were realized in 1997.

NOTE 3.  Finance Receivables - Financial Services Sector
--------------------------------------------------------

Receivables
-----------

Included in finance receivables at December 31 were net finance receivables and investment in direct financing leases. The investment in direct financing leases relates to the leasing of vehicles, various types of transportation and other equipment, and facilities.

Net finance receivables at December 31 were as follows (in millions):

                                                                         1999         1998
                                                                     ------------ ------------
                 Retail                                                $ 70,771     $60,653
                 Wholesale                                               27,298      22,650
                 Real estate                                              3,417       2,507
                 Other finance receivables                                5,302       5,533
                                                                       --------     -------
                   Total finance receivables                            106,788      91,343
                 Allowance for credit losses                             (1,143)     (1,229)
                                                                       --------     -------
                   Total net finance receivables                        105,645      90,114
                 Other                                                      471          63
                                                                       --------     -------
                   Net finance and other receivables                   $106,116     $90,177
                                                                       --------     -------
                                                                       --------     -------

                 Net finance receivables subject to
                  fair value*                                          $105,577     $90,010
                 Fair value                                            $106,552     $89,847

                 - - - - -
                *Excludes certain diversified and other receivables of $539 million and $167 million at December 31, 1999 and 1998, respectively


Included in finance receivables at December 31, 1999 and 1998 were a total of $2.6 billion and $1.5 billion, respectively, owed by three customers with the largest receivable balances. Other finance receivables consisted primarily of commercial and other collateralized loans and accrued interest. Also included in other finance receivables at December 31, 1999 and 1998 were $3.7 billion and $3.9 billion, respectively, of accounts receivable purchased by certain Financial Services sector operations from Automotive sector operations.
Finance receivables that originated outside the United States are $35.5 billion and $35.6 billion at December 31, 1999 and 1998, respectively.

Contractual maturities of total finance receivables are as follows (in millions): 2000 - $65,017; 2001 - $20,541; 2002 - $11,375; thereafter - $9,855.
Experience indicates that a substantial portion of the portfolio generally is repaid before the contractual maturity dates.

The fair value of most receivables was estimated by discounting future cash flows using an estimated discount rate that reflected the credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book value approximated fair value.

The Financial Services sector has sold receivables through special purpose subsidiaries. The servicing portfolio related to these securitized assets amounted to $19.6 billion, $13.9 billion and $10.9 billion at December 31, 1999, 1998 and 1997, respectively. The company retains certain beneficial interests in the sold receivables which are subject to limited recourse provisions. These financial instruments of $3.4 billion at December 31, 1999 and $1.3 billion at December 31, 1998 are included in other assets.

Direct Financing Leases
-----------------------

Net investment in direct financing leases at December 31 was as follows (in millions):


                                                                          1999         1998
                                                                      ------------ ------------
                  Total minimum lease rentals to be received             $4,782       $4,406
                    Less:  Unearned income                                 (916)      (1,106)
                  Loan origination costs                                     84           59
                                                                         ------       ------
                  Minimum lease rentals                                   3,950        3,359
                  Estimated residual values                               3,283        3,720
                    Less:  Allowance for credit losses                      (51)         (80)
                                                                         ------       ------
                    Net investment in direct financing leases            $7,182       $6,999
                                                                         ------       ------
                                                                         ------       ------

Minimum direct financing lease rentals are contractually due as follows (in millions): 2000 - $1,705; 2001 - $1,327; 2002 - $1,011; 2003 - $561;
2004 - $151; thereafter - $27.

--------------------------------------------------------

Credit Losses
-------------

Allowances for credit losses are estimated and established as required based on historical experience and other factors that affect collectibility. The allowance for estimated credit losses includes a provision for certain non-homogeneous impaired loans. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Finance receivables and investment in direct financing leases are charged to the allowances for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower, the value of the collateral, recourse to guarantors and other factors. Recoveries on finance receivables and investment in direct financing leases previously charged-off as uncollectible are credited to the allowances for credit losses.

Changes in the allowances for credit losses were as follows (in millions):

                                                                  1999         1998         1997
                                                             ------------ ------------ ------------
          Beginning balance                                      $1,309       $3,164       $2,478
          Provision for credit losses                               844        1,195        2,542
          Total charge-offs and recoveries:
            Charge-offs                                            (903)      (1,257)      (2,130)
            Recoveries                                              173          205          168
                                                                 ------       ------       ------
            Net losses                                             (730)      (1,052)      (1,962)
          Other changes                                            (229)      (1,998)*        106
                                                                 ------       ------       ------
            Ending balance                                       $1,194       $1,309       $3,164
                                                                 ------       ------       ------
                                                                 ------       ------       ------

          - - - - -
          *Other changes includes $1,892 million to reflect the spin-off of The Associates



NOTE 4.  Net Investment in Operating Leases
-------------------------------------------

The net investment in operating leases relates to the leasing of vehicles, various types of transportation and other equipment, and facilities. The net investment in operating leases at December 31 was as follows (in millions):

                                                                        1999         1998
                                                                    ------------ ------------
                Vehicles and other equipment, at cost                  $53,018      $50,366
                Lease origination costs                                     56           63
                Accumulated depreciation                               (10,225)      (8,988)
                Allowances for credit losses                              (378)        (268)
                                                                       -------      -------
                  Net investment in operating leases                   $42,471      $41,173
                                                                       -------      -------
                                                                       -------      -------

Minimum rentals on operating leases are contractually due as follows (in millions): 2000 - $6,936; 2001 - $4,653; 2002 - $2,372; 2003 - $300;
2004 - $144; thereafter - $275.

Depreciation expense for assets subject to operating leases is provided primarily on the straight-line method over the term of the lease in amounts necessary to reduce the carrying amount of the asset to its estimated residual value. Depreciation rates and amounts are based on assumptions as to used car prices at lease termination and the number of vehicles that will be returned to the company. Estimated and actual residual values are reviewed on a regular basis to determine that depreciation amounts are appropriate. Gains and losses upon disposal of the assets also are included in depreciation expense. Depreciation expense was as follows: $8.8 billion in 1999, $8.4 billion in 1998 and $7.4 billion in 1997.

NOTE 5.  Inventories - Automotive Sector
----------------------------------------

Inventories at December 31 were as follows (in millions):

                                                                         1999         1998
                                                                      ------------ ------------
                 Raw materials, work-in-process and supplies            $2,688       $2,887
                 Finished products                                       3,747        2,769
                                                                        ------       ------
                   Total inventories                                    $6,435       $5,656
                                                                        ------       ------
                                                                        ------       ------

                 U.S. inventories                                       $2,245       $1,832

Inventories are stated at the lower of cost or market. The cost of most U.S. inventories is determined by the last-in, first-out ("LIFO") method. The cost of the remaining inventories is determined primarily by the first-in, first-out ("FIFO") method.

If the FIFO method had been used instead of the LIFO method, inventories would have been higher by $1.1 billion and $1.2 billion at December 31, 1999 and 1998, respectively.

NOTE 6. Net Property, Depreciation and Amortization - Automotive Sector
-----------------------------------------------------------------------

Net property at December 31 was as follows (in millions):

                                                                         1999         1998
                                                                     ------------ ------------
                 Land                                                  $    518     $    409
                 Buildings and land improvements                         10,599        9,298
                 Machinery, equipment and other                          47,550       43,562
                 Construction in progress                                 2,081        2,774
                                                                       --------     --------
                   Total land, plant and equipment                     $ 60,748     $ 56,043
                 Accumulated depreciation                               (27,832)     (26,840)
                                                                       --------     --------
                   Net land, plant and equipment                       $ 32,916     $ 29,203
                 Special tools, net of amortization                       9,401        8,117
                                                                       --------     --------
                   Net property                                        $ 42,317     $ 37,320
                                                                       --------     --------
                                                                       --------     --------

Property, equipment and special tools are stated at cost, less accumulated depreciation and amortization. Property and equipment placed in service before January 1, 1993 are depreciated using an accelerated method that results in accumulated depreciation of approximately two-thirds of the asset cost during the first half of the estimated useful life of the asset. Property and equipment placed in service after December 31, 1992 are depreciated using the straight-line method of depreciation over the estimated useful life of the asset. On average, buildings and land improvements are depreciated based on a 30-year life; machinery and equipment are depreciated based on a 14-year life. Cost of computer software developed or obtained for internal use are capitalized beginning January 1, 1999. Special tools placed in service before January 1, 1999 are amortized using an accelerated method over periods of time representing the estimated life of those tools. Special tools placed in service beginning in 1999 are amortized using the units-of-production method. For property and equipment retired before January 1, 1999, the general policy is to charge the cost of those assets, reduced by net salvage proceeds, to accumulated depreciation. For property and equipment retired after December 31, 1998, the general policy is to charge the cost of those assets, reduced by net salvage proceeds, to gain or loss on disposal of assets. These changes did not have a material impact on the financial statements.

Depreciation and amortization expenses were as follows (in millions):

                                                                   1999         1998         1997
                                                               ------------ ------------ ------------
           Depreciation                                           $3,262       $2,804       $2,759
           Amortization                                            2,427        2,936        3,179
                                                                  ------       ------       ------
             Total                                                $5,689       $5,740       $5,938
                                                                  ------       ------       ------
                                                                  ------       ------       ------

Maintenance, repairs and rearrangement costs are expensed as incurred and were $2.2 billion in 1999, $2.2 billion in 1998 and $2.3 billion in 1997. Expenditures that increase the value or productive capacity of assets are capitalized. Preproduction costs related to new facilities are expensed as incurred.

NOTE 7.  Income Taxes
---------------------

Income before income taxes, excluding equity in net income/(loss) of affiliated companies, the provision for income taxes, and a reconciliation of the provision for income taxes compared with the amounts at the U.S. statutory tax rate, are as follows:

                                                                 1999         1998         1997
                                                            ------------ ------------ ------------
          Income before income tax (in millions)
          -------------------------------------
          U.S.                                                  $10,273       $8,363      $ 8,353
          Non-U.S.                                                  688        1,114        2,404
                                                                -------       -------     -------
            Total income before income taxes                    $10,961       $9,477      $10,757
                                                                -------       ------      -------
                                                                -------       ------      -------

          Provision for income taxes (in millions):
          -----------------------------------------
          U.S. federal                                          $   845       $  785       $1,558
          Non-U.S.                                                  839          623          830
          State and local                                           143           40          (25)
                                                                -------       ------       ------
            Total current income tax provision                    1,827        1,448        2,363
          U.S. federal                                            2,135        1,685        1,108
          Non-U.S.                                                 (482)        (109)          78
          State and local                                           190          152          192
                                                                -------       ------       ------
            Total deferred income tax provision                   1,843        1,728        1,378
                                                                -------       ------       ------
              Total provision                                   $ 3,670       $3,176       $3,741
                                                                -------       ------       ------
                                                                -------       ------       ------

          Reconciliation of the income tax provision:
          -------------------------------------------
          Tax provision at U.S. statutory rate of 35%                35 %         35 %         35 %

          Effect of (in points):
            Tax on non-U.S. income                                   (1)           0            0
            State and local income taxes                              2            1            1
            Other                                                    (2)          (2)          (1)
                                                                 ------       ------       ------
              Provision for income taxes                             34 %         34 %         35 %
                                                                 ------       ------       ------
                                                                 ------       ------       ------

          - - - - -
          Amounts shown exclude non-taxable gains from The Associates spin-off
          (1998) and Hertz IPO (1997)

Deferred taxes are provided for earnings of non-U.S. subsidiaries which are planned to be remitted. No provision for deferred taxes has been made on $2.1 billion of retained earnings (primarily prior to 1998) which are considered to be indefinitely invested in the non-U.S. subsidiaries. Deferred taxes for the undistributed earnings of non-U.S. subsidiaries are not practical to estimate.

Deferred tax assets and liabilities reflect the estimated tax effect of accumulated temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred tax assets and liabilities at December 31 were as follows (in millions):


                                                                            1999         1998
                                                                       ------------ ------------
                    Deferred tax assets
                    Employee benefit plans                                $ 6,300      $ 6,591
                    Dealer and customer allowances and claims               2,945        3,709
                    Allowance for credit losses                             1,006        1,164
                    Net operating loss carryforwards                          518          795
                    All other                                               1,824        1,717
                    Valuation allowances                                     (115)        (256)
                                                                          -------      -------
                      Total deferred tax assets                            12,478       13,720

                    Deferred tax liabilities
                    Leasing transactions                                    6,520        6,324
                    Depreciation and amortization
                     (excluding leasing transactions)                       4,344        4,221
                    Employee benefit plans                                    849          969
                    All other                                               2,891        2,316
                                                                          -------      -------
                      Total deferred tax liabilities                       14,604       13,830
                                                                          -------      -------

                        Net deferred tax assets/(liabilities)             $(2,126)     $  (110)
                                                                          -------      -------
                                                                          -------      -------

Non-U.S. net operating loss carryforwards for tax purposes were $1.4 billion at December 31, 1999. A substantial portion of these losses has an indefinite carryforward period; the remaining losses have expiration dates beginning in 2000. The tax benefit of operating losses is recognized as a deferred tax asset, subject to appropriate valuation allowances. We evaluate the tax benefits of operating loss carryforwards on an ongoing basis. Such evaluations include a review of historical and projected future operating results, the eligible carryforward period and other circumstances.

NOTE 8.  Liabilities - Automotive Sector
----------------------------------------

Current Liabilities
-------------------

Included in accrued liabilities at December 31 were the following (in millions):

                                                                         1999         1998
                                                                     ------------ ------------
                 Dealer and customer allowances and claims             $10,245      $ 8,765
                 Employee benefit plans                                  1,913        2,530
                 Deferred revenue                                        2,326        2,447
                 Salaries, wages and employer taxes                        724          740
                 Postretirement benefits other than pensions               880          275
                 Other                                                   3,233        2,168
                                                                       -------      -------
                     Total accrued liabilities                         $19,321      $16,925
                                                                       -------      -------
                                                                       -------      -------

Noncurrent Liabilities
----------------------

Included in other liabilities at December 31 were the following (in millions):

                                                                         1999         1998
                                                                     ------------ ------------
                 Postretirement benefits other than pensions           $15,458      $14,859
                 Dealer and customer allowances and claims               7,271        7,401
                 Employee benefit plans                                  4,525        3,762
                 Unfunded pension obligation                             1,189        1,528
                 Minority interests in net assets of subsidiaries          177          103
                 Other                                                   4,627        2,480
                                                                       -------      -------
                     Total other liabilities                           $33,247      $30,133
                                                                       -------      -------
                                                                       -------      -------

NOTE 9. Employee Retirement Benefits
-------------------------------------

Employee Retirement Plans
-------------------------

The company has two principal retirement plans in the U.S. The Ford-UAW Retirement Plan covers hourly employees represented by the UAW, and the General Retirement Plan covers substantially all other Ford employees of the company in the U.S. The hourly plan provides noncontributory benefits related to employee service. The salaried plan provides similar noncontributory benefits and contributory benefits related to pay and service. Other U.S. and non-U.S. subsidiaries have separate plans that generally provide similar types of benefits for their employees.

In general, the company's plans are funded with the main exceptions of the U.S. defined benefit plans for executives and certain plans in Germany; in such cases an unfunded liability is recorded.

The company's policy for funded plans is to contribute annually, at a minimum, amounts required by applicable law, regulations and union agreements. Plan assets consist principally of investments in stocks, and government and other fixed income securities.

Postretirement Health Care and Life Insurance Benefits
------------------------------------------------------

The company and certain of its subsidiaries sponsor unfunded plans to provide selected health care and life insurance benefits for retired employees. The company's U.S. and Canadian employees may become eligible for those benefits if they retire while working for the company; however benefits and eligibility rules may be modified from time to time. The estimated cost for these benefits is accrued over periods of employee service on an actuarially determined basis. The company has prepaid a portion of U.S. hourly retiree health benefits by contributing to a Voluntary Employees' Beneficiary Association ("VEBA") trust. At December 31, 1999, the market value of this VEBA pre-funding was $1.7 billion.

Increasing the assumed health care cost trend rates by one percentage point is estimated to increase the aggregate service and interest cost components of net postretirement benefit expense for 1999 by about $260 million and the accumulated postretirement benefit obligation at December 31, 1999 by about $2.4 billion. A decrease of one percentage point would reduce service and interest costs by $200 million and decrease the December 31, 1999 obligation by $2 billion.

-------------------------------------

Employee Retirement Benefit Expense
-----------------------------------

The company's expense for pensions, retirement health care and life insurance was as follows (in millions):

                                                         Pension Benefits
                                   -------------------------------------------------------------
                                            U.S. Plans                   Non-U.S. Plans                    Other Benefits*
                                   ------------------------------ ------------------------------    ------------------------------
                                     1999      1998      1997       1999      1998      1997          1999      1998      1997
                                   -------- --------- ----------- -------- ---------- ----------    -------- --------- -----------
Costs Recognized in Income
--------------------------
Service cost                       $   662   $   596   $   551    $   436    $ 354     $ 331        $  356    $  265    $  242
Interest cost                        2,132     1,999     1,993        890      867       857         1,232     1,183     1,161
Expected return on plan
  assets                            (3,086)   (2,747)   (2,505)    (1,121)    (986)     (931)         (109)      (45)        -
Amortization of:
  Transition (asset)/obligation        (21)      (22)      (22)         9       13        61             -         -         -
  Plan amendments                      586       729       515        118      114        92           (44)      (42)      (44)
  (Gains)/losses and other             (26)       25        30        195      129        56           276        95        13
                                   -------   -------   -------    -------    -----     -----        ------    ------    ------
 Net pension/postretirement
   expense                         $   247   $   580   $   562    $   527    $ 491     $ 466        $1,711    $1,456    $1,372
                                   -------   -------   -------    -------    -----     -----        ------    ------    ------
                                   -------   -------   -------    -------    -----     -----        ------    ------    ------

Discount rate for expense             6.25%     6.75%     7.25%     5.70%     6.50%     7.10%         6.50%     7.00%     7.50%
Assumed long-term rate of
  return on assets                    9.00%     9.00%     9.00%     9.30%     9.20%     9.20%         6.00%     6.20%        -
Initial health care cost
  trend rate                             -         -         -         -         -         -          7.00%     6.60%     6.60%
Ultimate health care cost
  trend rate                             -         -         -         -         -         -          5.00%     5.00%     5.00%
Number of years to ultimate
  trend rate                             -         -         -         -         -         -             9        10        10

-  -  -  -  -
*Postretirement health care and life insurance benefits



Pension expense in 1999 decreased for U.S. plans primarily as a result of increased return on plan assets and the year-to-year change in the cost of special employee separation programs, partially offset by lower discount rates.

Pension expense in 1999 increased for non-U.S. plans primarily as a result of lower discount rates and inclusion of Volvo partially offset by increased return on plan assets and year-to-year change in the cost of special employee separation programs.

-------------------------------------

The year-end status of these plans was as follows (in millions):

                                                                  Pension Benefits
                                                  --------------------------------------------------
                                                        U.S. Plans              Non-U.S. Plans              Other Benefits*
                                                  ------------------------  ------------------------    ------------------------
                                                     1999        1998          1999        1998            1999        1998
                                                  ----------- ------------  ---------- -------------    ------------ -----------
Change in Benefit Obligation
----------------------------
 Benefit obligation at January 1                   $33,535     $30,923       $16,336     $13,311         $ 19,215    $ 17,522
  Service cost                                         662         596           436         354              356         265
  Interest cost                                      2,132       1,999           890         867            1,232       1,183
  Amendments                                         3,113          10           414          26               37           -
  Special programs                                     109         278            48         114               52          63
  Net aquisitions/(sales)                               74        (493)          784           -               37        (130)
  Plan participant contributions                        47          45            67          91                2           -
  Benefits paid                                     (1,977)     (1,869)         (699)       (660)            (922)       (846)
  Foreign exchange translation                           -           -          (952)        182               22         (22)
  Actuarial loss/(gain)                             (5,371)      2,046          (817)      2,051             (146)      1,180
                                                   -------     -------       -------     -------         --------    --------
 Benefit obligation at December 31                 $32,324     $33,535       $16,507     $16,336         $ 19,885    $ 19,215
                                                   -------     -------       -------     -------         --------    --------
                                                   -------     -------       -------     -------         --------    --------

Change in Plan Assets
---------------------
 Fair value of plan assets at January 1            $39,122     $35,683       $13,255     $11,687         $  2,001    $    736
  Actual return on plan assets                       4,329       5,746         2,134       1,470               74          45
  Company contributions                                  6           2           221         219              132       1,700
  Special programs                                     (32)        (95)            0         (27)               -           -
  Net acquisitions/(sales)                              43        (473)          671           -                -           -
  Plan participant contributions                        47          45            67          91                -           -
  Benefits paid                                     (1,977)     (1,869)         (699)       (660)            (530)       (480)
  Foreign exchange translation                           -           -          (447)         26                -           -
  Other                                                 71          83           256         449                -           -
                                                   -------     -------       -------     -------         --------    --------
 Fair value of plan assets at December 31          $41,609     $39,122       $15,458     $13,255         $  1,677    $  2,001
                                                   -------     -------       -------     -------         --------    --------
                                                   -------     -------       -------     -------         --------    --------

Funded Status of the Plan
-------------------------
  Plan assets in excess of/(less than)             $ 9,285     $ 5,587       $(1,049)    $(3,081)        $(18,208)   $(17,214)
    benefit obligations
  Unamortized:
    Transition (asset)/obligation                      (44)        (68)          171         744                -           -
    Prior service cost                               4,581       1,941           834         507              (38)       (119)
    Net (gains)/losses                             (12,246)     (5,704)       (1,058)        650            1,559       1,900
                                                   -------     -------       -------     -------         --------    --------
      Net amount recognized                        $ 1,576     $ 1,756       $(1,102)    $(1,180)        $(16,687)   $(15,433)
                                                   -------     -------       -------     -------         --------    --------
                                                   -------     -------       -------     -------         --------    --------

Amounts Recognized in the
Balance Sheet Consists of Assets/(Liabilities)
---------------------------------------------
  Prepaid assets                                   $ 2,390     $ 2,437       $ 1,070     $ 1,176         $      -    $      -
  Accrued liabilities                               (1,118)       (785)       (3,061)     (3,780)         (16,687)    (15,433)
  Intangible assets                                    170          16           519         404                -           -
  Deferred income tax                                   46          34            84         376                -           -
  Accumulated other comprehensive income                88          54           286         644                -           -
                                                   -------     -------       -------     -------         --------    --------
    Net amount recognized                          $ 1,576     $ 1,756       $(1,102)    $(1,180)        $(16,687)   $(15,433)
                                                   -------     -------       -------     -------         --------    --------
                                                   -------     -------       -------     -------         --------    --------

Pension Plans in Which Accumulated Benefit
Obligation Exceeds Plan Assets at December 31
---------------------------------------------
  Projected benefit obligation                     $ 1,109     $   786       $ 5,731     $ 6,557
  Accumulated benefit obligation                     1,021         689         5,377       6,141
  Fair value of plan assets                             54          14         2,845       2,820

Assumptions as of December 31
-----------------------------
  Discount rate                                       7.75%       6.25%         6.10%       5.70%            7.75%       6.50%
  Expected return on assets                           9.00%       9.00%         9.40%       9.30%            6.00%       6.00%
  Average rate of increase in compensation            5.20%       5.20%         4.90%       5.10%               -           -
  Initial health care cost trend rate                    -           -             -           -             8.75%       7.00%
  Ultimate health care cost trend rate                   -           -             -           -             5.14%       5.00%
  Number of years to ultimate trend rate                 -           -             -           -                8           9

-  -  -  -  -
*Postretirement health care and life insurance benefits

NOTE 10.  Debt
--------------

The fair value of debt was estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.

Automotive Sector
-----------------


Debt at December 31 was as follows (in millions):

                                                                      Weighted Average
                                                                       Interest Rate*             Book Value
                                                                   ------------------------ ------------------------
                                                       Maturity       1999        1998         1999        1998
                                                     ------------- ----------- ------------ ----------- ------------
Debt payable within one year
----------------------------
Short-term debt                                                       13.4%       9.8%       $ 1,152     $ 1,076
Long-term debt payable within one year                                                           450          45
                                                                                             -------     -------
  Total debt payable within one year                                                           1,602       1,121

Long-term debt                                       2001-2097        7.5%        8.0%        10,542       8,713
--------------                                                                               -------     -------


    Total debt                                                                               $12,144     $ 9,834
                                                                                             -------     -------
                                                                                             -------     -------

Fair value                                                                                   $13,935     $10,809

- - - - -

*Excludes the effect of interest rate swap agreements; change in 1999 primarily reflects short-term debt in South America.

Long-term debt at December 31, 1999 included maturities as follows (in millions): 2000 - $450 (included in current liabilities); 2001 - $180; 2002 - $185; 2003 - $114; 2004 - $236; thereafter - $9,827.

Included in long-term debt at December 31, 1999 and 1998 were obligations of $10,152 million and $7,944 million, respectively, with fixed interest rates, and $390 million and $769 million, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1999 and 1998 were $619 million and $544 million, respectively.

Agreements to manage exposures to fluctuations in interest rates, which include primarily interest rate swap agreements and futures contracts, did not affect the December 31, 1999 and December 31, 1998 overall weighted-average interest rates on long-term debt or the obligations subject to variable interest rates.

Financial Services Sector
-------------------------

Debt at December 31 was as follows (in millions):

                                                                          Weighted Average
                                                                           Interest Rate*            Book Value
                                                                       --------------------   --------------------------
                                                           Maturity       1999       1998         1999         1998
                                                          ------------ ---------- ---------   ----------- --------------
Debt payable within one year
----------------------------
Unsecured short-term debt                                                                     $  1,853     $  2,998
Commercial paper                                                                                44,605       49,429
Other short-term debt                                                                            4,970        4,046
                                                                                              --------     --------
  Total short-term debt                                                   5.9%       5.6%       51,428       56,473
Long-term debt payable within one year                                                          20,974       10,383
                                                                                              --------     --------
  Total debt payable within one year                                                            72,402       66,856

Long-term debt
--------------
Secured indebtedness                                      2001-2021       8.3%      10.2%            3           17
Unsecured senior indebtedness
  Notes and bank debt                                     2001-2078       6.4%       6.2%       62,909       50,449
  Debentures                                              2001-2006       3.2%       4.0%        2,142        1,661
  Unamortized discount                                                                             (87)         (30)
                                                                                              --------     --------
    Total unsecured senior indebtedness                                                         64,964       52,080
Unsecured subordinated indebtedness
  Notes                                                   2001-2020       6.6%       7.7%        2,558        3,381
  Unamortized discount                                                                              (8)         (10)
                                                                                              --------     --------
    Total unsecured subordinated indebtedness                                                    2,550        3,371
                                                                                              --------     --------
      Total long-term debt                                                                      67,517       55,468
                                                                                              --------     --------
        Total debt                                                                            $139,919     $122,324
                                                                                              --------     --------
                                                                                              --------     --------

Fair value                                                                                    $139,979     $124,320

- - - - -
*Excludes the effect of interest rate swap agreements

-------------------------

Information concerning short-term borrowings (excluding long-term debt payable within one year) is as follows (in millions)

                                                                    1999         1998         1997
                                                               ------------ ------------ ------------
            Average amount of short-term borrowings               $55,096      $49,099      $65,592
            Weighted-average short-term interest rates per
             annum (average year)                                    5.7%         5.7%         5.3%

            Average remaining term of commercial paper
             at December 31                                       24 days      31 days      30 days


Long-term debt at December 31, 1999 included maturities as follows (in millions): 2000 - $20,974; 2001 - $14,504; 2002 - $12,571; 2003 - $10,149;
2004 - $10,397; thereafter - $19,896.

Included in long-term debt at December 31, 1999 and 1998 were obligations of $46.5 billion and $38.1 billion, respectively, with fixed interest rates and $21 billion and $17.3 billion, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1999 and 1998 were $31 billion and $30 billion, respectively. These obligations were issued primarily to fund non-U.S. business operations.

Outstanding commercial paper at December 31, 1999 totaled $42.1 billion at Ford Credit and $2.5 billion at Hertz, with an average remaining maturity of 25 days and 15 days, respectively.

Agreements to manage exposures to fluctuations in interest rates include primarily interest rate swap agreements. At December 31, 1999, these agreements decreased the weighted-average interest rate on long-term debt to 6.2% compared with 6.4% excluding these agreements, and effectively decreased the obligations subject to variable interest rates to $199 million; the weighted-average interest rate on short-term debt excluding these agreements did not change materially. At December 31, 1998, these agreements decreased the weighted-average interest rate on long-term debt to 6%, compared with 6.2% excluding these agreements, and effectively decreased the obligations subject to variable interest rates to zero; the weighted-average interest rate on short-term debt excluding these agreements did not change materially.

Support Facilities
------------------

At December 31, 1999, Ford had long-term contractually committed global credit agreements under which $8.6 billion is available from various banks; 87% are available through June 30, 2004. The entire $8.6 billion may be used, at Ford's option, by any affiliate of Ford; however, any borrowing by an affiliate will be guaranteed by Ford. Ford also has the ability to transfer, on a nonguaranteed basis, $8.3 billion of such credit lines in varying portions to Ford Credit and FCE Bank plc (formerly known as Ford Credit Europe plc). In addition, at December 31, 1999, $336 million of contractually committed credit facilities were available to various Automotive Sector affiliates outside the U.S. Approximately $56 million of these facilities were in use at December 31, 1999.

At December 31, 1999, the Financial Services Sector had a total of $26.6 billion of contractually committed support facilities (excluding the $8.3 billion available under Ford's global credit agreements). Of these facilities, $23 billion are contractually committed global credit agreements under which $18.3 billion and $4.6 billion are available to Ford Credit and FCE Bank plc, respectively, from various banks; 54% and 66%, respectively of such facilities are available through June 30, 2004. The entire $18.3 billion may be used, at Ford Credit's option, by any subsidiary of Ford Credit, and the entire $4.6 billion may be used, at FCE Bank plc's option, by any subsidiary of FCE Bank plc. Any borrowings by such subsidiaries will be guaranteed by Ford Credit or FCE Bank plc, as the case may be. At December 31, 1999, $80 million of the Ford Credit global facilities were in use and $165 million of the FCE Bank plc global facilities were in use. Other than the global credit agreements, the remaining portion of the Financial Services Sector support facilities at December 31, 1999 consisted of $2.5 billion of contractually committed support facilities available to Hertz in the U.S. and $1.2 billion of contractually committed support facilities available to various affiliates outside the U.S.; at December 31, 1999, approximately $0.8 billion of these facilities were in use. Furthermore, banks provide $1.4 billion of liquidity facilities to support the asset-backed commercial paper program of a Ford Credit sponsored special purpose entity.

NOTE 11.  Capital Stock
-----------------------

At December 31, 1999, all general voting power was vested in the holders of Common Stock and the holders of Class B Stock, voting together without regard to class. At that date, the holders of Common Stock were entitled to one vote per share and, in the aggregate, had 60% of the general voting power; the holders of Class B Stock were entitled to such number of votes per share as would give them, in the aggregate, the remaining 40% of the general voting power, as provided in the company's Restated Certificate of Incorporation.

The Restated Certificate of Incorporation provides that all shares of Common Stock and Class B Stock share equally in dividends (other than dividends declared with respect to any outstanding Preferred Stock), except that any stock dividends are payable in shares of Common Stock to holders of that class and in Class B Stock to holders of that class. Upon liquidation, all shares of Common Stock and Class B Stock are entitled to share equally in the assets of the company available for distribution to the holders of such shares.

On January 9, 1998, all outstanding shares of Series A Depositary Shares, representing 1/1,000 of a share of Series A Cumulative Convertible Preferred Stock, were redeemed at a price of $51.68 per Depositary Share plus an amount equal to accrued and unpaid dividends.

Series B Depositary Shares, representing 1/2,000 of a share of $1.00 par value Series B Cumulative Preferred Stock, have a liquidation preference of $25 per Depositary Share. Shares outstanding at December 31, 1999 numbered 7,096,688 Depositary Shares. Dividends are payable at a rate of $2.0625 per year per Depositary Share. Series B Cumulative Preferred Stock is not convertible into shares of Common Stock of the company. On and after December 1, 2002, and upon satisfaction of certain conditions, the stock is redeemable for cash at the option of Ford, in whole or in part, at a redemption price equivalent to $25 per Depositary Share, plus an amount equal to the sum of all accrued and unpaid dividends.

On January 22, 1998, the company commenced an offer to purchase all Depositary Shares representing its Series B Cumulative Preferred Stock at a price of $31.40 per Depositary Share. The offer to purchase was in effect until February 26, 1998. Depositary Shares purchased totaled 13,229,775.

The Series B Cumulative Preferred Stock ranks (and any other outstanding Preferred Stock of the company would rank) senior to the Common Stock and Class B Stock in respect of dividends and liquidation rights.

Changes to the number of shares of capital stock issued for the periods indicated were as follows (shares in millions):

                                                                                               Preferred
                                                                Common       Class B    -------------------------
                                                                 Stock        Stock      Series A     Series B
                                                              ------------ ------------ ------------ ------------
          Issued at December 31, 1996                            1,118          71        0.004         0.010

          Changes:
          1997 - Conversion of Series A Preferred Stock              4                   (0.001)
               - Employee benefit plans and other                   10
          1998 - Conversion and Redemption of Series A               8                   (0.003)
                   Preferred Stock
               - Employee benefit plans and other                   11
               - Repurchase of Series B Preferred Stock          _____          __        _____        (0.006)
                                                                                                        -----
             Net change                                             33           0       (0.004)       (0.006)
                                                                 -----          --        -----         -----
               Issued at December 31, 1999                       1,151          71        0.000         0.004
                                                                 -----          --        -----         -----
                                                                 -----          --        -----         -----


          Authorized at December 31, 1999                        3,000         265        Total Preferred: 30

NOTE 12.  Stock Options
-----------------------

The company has stock options outstanding under the 1990 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan. These Plans were approved by the stockholders. No further grants may be made under the 1990 Plan. Grants may be made under the 1998 Plan through April 2008. In general, options granted in 1997 under the 1990 Plan and subsequent years under the 1998 Plan become exercisable 33% after one year from the date of grant, 66% after two years, and in full after three years. In general, options granted prior to 1997 under the 1990 Plan become exercisable 25% after one year from the date of grant, 50% after two years, 75% after three years, and in full after four years. Options under the Plans expire after 10 years from the date of grant. Certain participants were granted accompanying Stock Appreciation Rights under the Plans which may be exercised in lieu of the related options. Under the Plans, a Stock Appreciation Right entitles the holder to receive, without payment, the excess of the fair market value of the Common Stock on the date of exercise over the option price, either in Common Stock or cash or a combination. In addition, grants of Performance/Contingent Stock Rights were made with respect to 1,179,300 shares in 1999, 1,354,627 shares in 1998, and 936,300 shares in 1997. The number of shares ultimately awarded will depend on the extent to which the performance targets specified in each Right is achieved, individual performance of the recipients, and other factors, as determined by the Compensation and Option Committee of the Board of Directors.

Under the 1998 Plan, up to 2% of Common Stock issued as of December 31 of any year may be made available for stock options and other plan awards in the next succeeding calendar year. That limit may be increased up to 3% in any year, with a corresponding reduction in shares available for grants in future years. Any unused portion of the 2% limit for any calendar year may be carried forward and made available for Plan awards in succeeding calendar years. At December 31, 1999, the number of unused shares carried forward aggregated to 18,694,278 shares.

Information concerning stock options is as follows (shares in millions):

                                                       1999                   1998                    1997
                                              ----------------------  ----------------------  ----------------------
                                                          Weighted-              Weighted-               Weighted-
                                                           Average                Average                 Average
                                                          Exercise                Exercise                Exercise
Shares subject to option                        Shares      Price      Shares      Price       Shares      Price
------------------------                      ---------- -----------  --------- ------------  --------- ------------
Outstanding at beginning of period              70.9      $25.67       50.0       $28.44       50.3       $26.93
New grants (based on fair value of
 Common Stock at dates of grant)                14.9       57.84       12.7        58.07        8.6        32.05
Associates adjustment*                                                 24.8
Exercised**                                     (9.1)      20.26      (13.7)       19.97       (8.3)       23.19
Surrendered upon exercise of stock
 appreciation rights                            (0.8)      21.14       (2.5)       22.79       (0.4)       22.44
Terminated and expired                          (0.6)      37.10       (0.4)       33.58       (0.2)       30.86
                                                ----                   ----                    ----
Outstanding at end of period                    75.3***    32.66       70.9        25.67       50.0        28.44
Outstanding but not exercisable                (33.5)                 (34.9)                  (21.6)
                                                ----                   ----                    ----
   Exercisable at end of period                 41.8       23.51       36.0        19.53       28.4        25.84
                                                ----                   ----                    ----
                                                ----                   ----                    ----

- - - - -
  *Outstanding stock options and related exercise prices were adjusted to preserve the intrinsic value of options as a result of The Associates spin-off in 1998.
 ** Exercised at option prices ranging from $10.43 to $44.75 during 1999, $10.43 to $32.69 during 1998, and $15.00 to $32.69 during 1997.

*** Included 43.5 and 31.8 million shares under the 1990 and 1998 Plans, respectively, at option prices ranging from $10.43 to $64.91 per share. At December 31, 1999, the weighted-average remaining exercise period relating to the outstanding options was 6.8 years.

-----------------------

The estimated fair value as of date of grant of options granted in 1999, 1998, and 1997, using the Black-Scholes option-pricing model, was as follows:

                                                                      1999        1998        1997
                                                                  ----------- ----------- -----------
            Estimated fair value per share of
              options granted during the year                         $17.53      $9.25       $5.76

            Assumptions:
               Annualized dividend yield                                3.2%        4.1%        4.8%
               Common Stock price volatility                           36.5%       28.1%       22.1%
               Risk-free rate of return                                 5.2%        5.7%        6.7%
               Expected option term (in years)                            5           5           5

The company measures compensation cost using the intrinsic value method. Accordingly, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options granted since 1995, the company's net income and income per share would have been reduced to the pro forma amounts indicated below:


                                                1999                   1998                    1997
                                        ---------------------- ---------------------- -----------------------
                                           As         Pro         As        Pro          As         Pro
                                         Reported     Forma*    Reported    Forma*     Reported     Forma*
                                        ----------- ---------- ---------- ----------- ----------- -----------
     Net income (in millions)           $7,237      $7,129     $22,071    $22,014     $6,920     $6,892

     Income per share
     ----------------
       Basic                            $ 5.99      $ 5.90     $ 18.17    $ 18.12     $ 5.75     $ 5.73
       Diluted                          $ 5.86      $ 5.77     $ 17.76    $ 17.71     $ 5.62     $ 5.60

       - - - - -
      *The pro forma disclosures may not be representative of the effects on reported net income and income per share for future periods because only stock options that were granted beginning in 1995 are included in the above table. The estimated fair value, before tax, of options granted in 1999, 1998, and 1997 was $256 million, $162 million, and $48 million, respectively.

NOTE 13.  Litigation and Claims
-------------------------------

Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the company and its subsidiaries, including those arising out of alleged defects in the company's products; governmental regulations relating to safety, emissions and fuel economy; financial services; employment-related matters; dealer, supplier and other contractual relationships; intellectual property rights; product warranties; and environmental matters. Certain of the pending legal actions are, or purport to be, class actions. Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by the company for certain of the matters discussed in the foregoing paragraph where losses are deemed probable. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to the company or the subsidiary involved and could require the company or such subsidiary to pay damages or make other expenditures in amounts or a range of amounts that cannot be estimated at December 31, 1999. The company does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on future consolidated financial statements for a particular year, although such an outcome is possible.

NOTE 14.  Commitments and Contingencies
---------------------------------------

At December 31, 1999, the company had the following minimum rental commitments under non-cancelable operating leases (in millions): 2000 - $437; 2001 - $346; 2002 - $278; 2003 - $157; 2004 - $107; thereafter- $238. These amounts include rental commitments related to the sale and leaseback of certain automotive sector machinery and equipment.

NOTE 15.  Financial Instruments
-------------------------------

Estimated fair value amounts have been determined using available market information and various valuation methods depending on the type of instrument. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Further, it should be noted that fair value at a particular point in time gives no indication of future gain or loss, or what the dimensions of that gain or loss are likely to be.

Balance Sheet Financial Instruments
-----------------------------------

Information about specific valuation techniques and estimated fair values is provided throughout the Notes to Financial Statements. Book value and estimated fair value amounts at December 31 were as follows (in millions):

                                                    1999                    1998
                                           ----------------------- -----------------------
                                              Book        Fair        Book        Fair      Fair Value
                                              Value      Value       Value       Value      Reference
                                           ----------------------- ----------- ----------- -------------
       Automotive Sector
       -----------------
       Marketable securities                 $ 18,943    $ 18,943    $ 20,120    $ 20,120     Note 2
       Debt                                    12,144      13,935       9,834      10,809     Note 10

       Financial Services Sector
       -------------------------
       Marketable securities                 $    733    $    733    $    968    $    968     Note 2
       Receivables                            105,577     106,552      90,010      89,847     Note 3
       Debt                                   139,919     139,979     122,324     124,320     Note 10


Foreign Currency and Interest Rate Instruments
----------------------------------------------

The fair value of foreign currency and interest rate instruments was estimated using current market rates provided by outside quotation services. The estimated notional amount and fair value at December 31 were as follows (in millions):

                                                                               Fair Value
                                                                      ----------------------------
           1999                                      Notional Amount       Asset       Liability
           ----                                    ------------------ -------------- -------------
           Interest Rate Products                        $125,329          $397         $  478
           Currency Products                               44,340           674          1,664

           1998
           ----
           Interest Rate Products                          96,061           922            309
           Currency Products                               33,066           721            704


The notional amount represents the contract amount, not the amount at risk. The deferred loss for foreign currency instruments was $285 million at December 31, 1999, compared to a deferred gain of $28 million at December 31, 1998. The deferred loss for 1999 is the sum of unrecognized gains and losses on the underlying transactions or commitments.

Counterparty Credit Risk
------------------------

Ford manages its foreign currency and interest rate counterparty credit risks by limiting exposure to and by monitoring the financial condition of each counterparty. The amount of exposure Ford may have to a single counterparty on a worldwide basis is limited by company policy. In the unlikely event that a counterparty fails to meet the terms of a foreign currency or an interest rate instrument, the company's risk is limited to the fair value of the instrument.

Other Financial Agreements
--------------------------

At December 31, 1999, the notional amount of commodity hedging contracts outstanding totaled $2,700 million: the notional amount at December 31, 1998 was $853 million. The company also had guaranteed $586 million of debt of unconsolidated subsidiaries, affiliates and others at December 31, 1999.
The risk of loss under these financial agreements is not material.

NOTE 16. Acquisitions, Dispositions and Restructuring
-----------------------------------------------------

Automotive Sector
-----------------

Acquisitions
------------

     Purchase of AB Volvo's Worldwide Passenger Car Business ("Volvo Car") -
     On March 31, 1999, we purchased Volvo Car for approximately $6.45 billion. The acquisition price consisted of a cash payment of approximately $2 billion on March 31, 1999, a deferred payment obligation to AB Volvo of approximately $1.6 billion due March 31, 2001, and Volvo Car automotive net indebtedness of approximately $2.9 billion. Most automotive indebtedness was repaid on April 12, 1999. The purchase price payment and automotive debt repayments were funded from our cash reserves.

     The acquisition has been accounted for as a purchase. The assets purchased, liabilities assumed and the results of operations, since the date of acquisition, are included in our financial statements on a consolidated basis.

     The purchase price for Volvo Car has been allocated to the assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date. The excess of the purchase price over the estimated fair value of net assets acquired is approximately $2.5 billion and is being amortized on a straight-line basis over 40 years. Value assigned to identified intangible assets is approximately $400 million and is being amortized on a straight-line basis over periods ranging from 12 to 40 years. The purchase price allocation included a write-up of inventory to fair value; the sale of this inventory in the second quarter of 1999 resulted in a one-time increase in cost of sales of $146 million after-tax.

     Purchase of Kwik-Fit Holdings plc - During the third quarter of 1999, we completed the purchase of all the outstanding stock of Kwik-Fit Plc ("Kwik-Fit"). Kwik-Fit is Europe's largest independent vehicle maintenance and light repair chain, with over 1,600 service centers in the United Kingdom, Ireland, and continental Europe. The acquisition price was approximately $1.6 billion and consisted of cash payments of approximately $1.4 billion and loan notes to certain Kwik-Fit shareholders of approximately $0.2 billion, redeemable beginning on April 30, 2000 and on any subsequent interest payment date. The purchase price payments were funded from our cash reserves.

     The acquisition has been accounted for as a purchase. The assets purchased, liabilities assumed and the results of operations, since June 30, 1999, are included in our financial statements on a consolidated basis.

     The purchase price for Kwik-Fit has been allocated to the assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired is approximately $1.1 billion and is being amortized on a straight-line basis over 30 years. Value assigned to identified intangible assets is approximately $400 million and is being amortized on a straight-line basis over periods ranging from 10 to 30 years.

     Purchase of Plastic Omnium - On June 30, 1999, we purchased (through Visteon) Plastic Omnium's automotive interior business for approximately $500 million. The automotive interior business of Plastic Omnium has 14 facilities in four countries in Europe: France, Spain, Italy and the UK. The purchase was funded from our cash reserves.

     The acquisition has been accounted for as a purchase. The assets purchased, liabilities assumed and the results of operations, since the date of acquisition, are included in our financial statements on a consolidated basis.

     The purchase price for Plastic Omnium has been allocated to the assets acquired and liabilities assumed based on estimated fair values as of the acquisition date. The excess of the purchase price over the estimated fair value of net assets acquired is approximately $300 million and is being amortized on a straight-line basis over 20 years.

------------------------------------------------------

Assuming the acquisitions described above had taken place on January 1, 1999 and 1998, our total (Automotive and Financial Services) pro forma revenue, net income, and earnings per share for the fourth quarter and twelve months ended December 31, 1999 would not have been materially affected. For the twelve month period ended December 31, 1998, unaudited pro forma revenue would have been $158.7 billion. Net income and earnings per share for this period would not be materially affected.

Dissolution of AutoEuropa Joint Venture
---------------------------------------

Effective January 1, 1999, our joint venture for the production of minivans with Volkswagen AG in Portugal (AutoEuropa) was dissolved resulting in a $255 million pre-tax gain ($165 million after-tax). The gain was recorded in the first quarter 1999 and credited to cost of sales.

Write-Down of Kia Motors Corporation
------------------------------------

During the fourth quarter of 1998, Ford recorded a pre-tax charge of $111 million ($86 million after taxes) to write-off its net exposure to Kia Motors Corporation ("Kia"). The write-off of Ford's exposure was recorded in cost of sales. Ford's share of Mazda Motor Corporation's ("Mazda") exposure was recorded in equity in net income of affiliates.

Batavia/ZF Friedrichshafen AG Joint Venture
-------------------------------------------

During the fourth quarter of 1998, Ford recorded in cost of sales a pre-tax charge of $112 million ($73 million after taxes) related to the fair value transfer of its Batavia (Ohio) Transmission Plant to a new joint venture company formed by Ford and ZF Friedrichshafen AG of Germany. The new joint venture is reflected in Ford's consolidated financial statements on an equity basis.

Restructurings
--------------

Ford recorded a pre-tax charge of $726 million ($472 million after taxes) in the fourth quarter of 1998, reflecting retirement and separation program actions that were completed during 1998 and 1999. These special voluntary and involuntary programs reduced the workforce by 2,184 persons in North America (all salaried), 1,977 in Europe (1,304 hourly and 673 salaried) and 4,650 in South America (4,400 hourly and 250 salaried). The costs were charged to the Automotive segment ($674 million) in cost of sales, Visteon segment ($38 million) in cost of sales, Ford Credit segment ($9 million) in operating and other expenses, and other Financial Services operations ($5 million) in operating and other expenses.

Ford recorded a pre-tax charge of $272 million ($169 million after taxes) in the second quarter of 1997, reflecting actions that were completed during 1997 and 1998. These included primarily the discontinuation of passenger car production at the Lorain Assembly Plant resulting in a write-down of surplus assets. The charge also included employee termination costs related to the elimination of a shift at the Halewood (England) Plant, and a loss on the sale of the heavy truck business.

Financial Services Sector
-------------------------

Associates First Capital Corporation ("The Associates")
-------------------------------------------------------

During the second quarter of 1998, the company completed a spin-off of Ford's 80.7% (279.5 million shares) interest in The Associates. As a result of the spin-off of The Associates, Ford recorded a gain of $15,955 million in the first quarter of 1998 based on the fair value of The Associates as of the record date, March 12, 1998. The spin-off qualified as a tax-free transaction for U.S. federal income tax purposes. During the second quarter of 1996, The Associates completed an initial public offering ("IPO") of its common stock representing a 19.3% economic interest in The Associates. Ford recorded a second quarter 1996 gain of $650 million resulting from the IPO; the gain was not subject to income taxes.

------------------------------------------------------

The Hertz Corporation ("Hertz")
-------------------------------

In the second quarter of 1997, Hertz, a subsidiary of Ford, completed an IPO of its common stock representing a 19.1% economic interest in Hertz. Ford recorded a second quarter 1997 gain of $269 million resulting from the IPO; the gain was not subject to income taxes.

NOTE 17.  Cash Flows
--------------------

The reconciliation of net income to cash flows from operating activities is as follows (in millions):

                                                         1999                     1998                    1997
                                                ------------------------ ----------------------- -----------------------
                                                             Financial                Financial               Financial
                                                Automotive   Services    Automotive   Services   Automotive   Services
                                                ----------- ------------ ----------- ----------- ----------- -----------
Net income                                       $ 5,721     $ 1,516      $ 4,752     $17,319     $ 4,714     $ 2,206
Adjustments to reconcile net income
 to cash flows from operating activities:
  Depreciation and amortization                    5,895       9,298        5,844       8,624       6,020       7,764
  Losses/(earnings) of affiliated
   companies in excess of dividends
   remitted                                          (37)         25           82          (2)        127          (1)
  Provision for credit and
   insurance losses                                    -       1,465            -       1,798           -       3,230
  Foreign currency adjustments                       316           -         (208)          -         (27)          -
  Net (purchases)/sales of trading
   securities                                      2,316        (157)      (5,434)       (205)     (2,307)         67
  Provision for deferred income taxes                278       1,565          421       1,307         908        (102)
  Gain on spin-off of The Associates
   (Note 16)                                           -           -            -     (15,955)          -           -
  Gain on sale of common stock of a
   subsidiary (Note 15)                                -           -            -           -           -        (269)
Changes in assets and liabilities:
  Decrease/(increase) in accounts
   receivable and other current assets            (1,107)       (331)       1,027      (1,189)       (179)        256
  (Increase)/decrease in inventory                   893           -         (254)          -       1,234           -
   Increase/(decrease) in accounts payable
    and accrued and other liabilities              2,648      (1,213)       2,915         890       3,772        (240)
Other                                                348         372          477         891        (278)        739
                                                 -------     -------      -------     -------     -------     -------
Cash flows from operating activities             $17,271     $12,540      $ 9,622     $13,478     $13,984     $13,650
                                                 -------     -------      -------     -------     -------     -------
                                                 -------     -------      -------     -------     -------     -------

The company considers all highly liquid investments purchased with a maturity of three months or less, including short-term time deposits and government, agency and corporate obligations, to be cash equivalents. Automotive sector cash equivalents at December 31, 1999 and 1998 were $3.1 billion and $3.4 billion, respectively; Financial Services sector cash equivalents at December 31, 1999 and 1998 were $1.1 billion and $500 million, respectively. Cash flows resulting from futures contracts, forward contracts and options that are accounted for as hedges of identifiable transactions are classified in the same category as the item being hedged. Purchases, sales and maturities of trading securities are included in cash flows from operating activities. Purchases, sales and maturities of available-for-sale and held-to-maturity securities are included in cash flows from investing activities.

Cash paid for interest and income taxes was as follows (in millions):

                                                                    1999        1998        1997
                                                                ----------- ----------- -----------
          Interest                                                 $8,524      $9,120     $10,430
          Income taxes                                              1,125       1,764       1,289

NOTE 18. Segment Information
----------------------------

Ford adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, effective with year-end 1998. This standard requires companies to disclose selected financial data by operating segment (defined in Note 1). Ford has identified four primary operating segments: Automotive, Visteon, Ford Credit, and Hertz. Segment selection was based upon internal organizational structure, the way in which these operations are managed and their performance evaluated by management and Ford's Board of Directors, the availability of separate financial results, and materiality considerations. Segment detail is summarized as follows
(in millions):


                                 Automotive Sector          Financial Services Sector                      Total        Total
                               -----------------------  -----------------------------------
                                 Auto-                     Ford                   Other        Elims/       Auto       Fin Svcs
                                 motive     Visteon       Credit      Hertz      Fin Svcs      Other       Sector       Sector
                               ----------- -----------  ----------- ----------- -----------  ----------- -----------  -----------
1999
----
Revenues
  External customer            $135,073     $ 2,261  a/ $ 20,020     $ 4,695     $   866     $   (357)   $136,973     $ 25,585
  Intersegment                    4,514      17,105          340          33         170      (22,162)          0            0
                               --------     -------     --------     -------     -------     --------    --------     --------
    Total Revenues             $139,587     $19,366     $ 20,360     $ 4,728     $ 1,036     $(22,519)   $136,973     $ 25,585
                               --------     -------     --------     -------     -------     --------    --------     --------
                               --------     -------     --------     -------     -------     --------    --------     --------
Income
  Income before taxes          $  7,467     $ 1,172     $  2,104     $   560     $   (85)    $   (192)   $  8,447     $  2,579
  Provision for income tax        2,318         422          791         224         (18)         (67)      2,673          997
  Net income                      5,111         735        1,261         336         (15)        (191)      5,721        1,516
Other Disclosures
  Depreciation/amortization    $  5,244     $   651     $  7,565  b/ $ 1,357     $   326     $     50    $  5,895     $  9,298
  Interest income                 1,584          79            -           -           -         (235)      1,428            -
  Interest expense                1,488         143        7,193         354         633         (735)      1,397        7,679
  Capital expenditures            7,069         876           82         351         157            0       7,945          590
  Unconsolidated affiliates
    Equity in net income             35          47          (25)          0           0            0          82          (25)
    Investments in                2,539         205           97           0           8            0       2,744          105
  Total assets at year-end      100,132      12,506      156,631      10,137      12,427      (15,604)    105,181      171,048

---------------------------------------------------------------------------------------------------------------------------------

1998
----
Revenues
  External customer            $118,017     $ 1,412  a/ $ 19,095     $ 4,241     $ 1,997     $   (346)   $119,083     $ 25,333
  Intersegment                    3,839      16,350          208           9         272      (20,678)          0            0
                               --------     -------     --------     -------     -------     --------    --------     --------
    Total Revenues             $121,856     $17,762     $ 19,303     $ 4,250     $ 2,269     $(21,024)   $119,083     $ 25,333
                               --------     -------     --------     -------     -------     ---------   --------     --------
                               --------     -------     --------     -------     -------     ---------   --------     --------
Income
  Income before taxes          $  5,829     $ 1,116     $  1,812     $   465     $16,161  c/ $     13    $  6,958     $ 18,438
  Provision for income tax        1,739         416          680         188         149            4       2,159        1,017
  Net income                      4,040         703        1,084         277      16,060  c/      (93)      4,752       17,319
Other Disclosures
  Depreciation/amortization    $  5,279     $   565     $  7,327  b/ $ 1,212     $    54     $     31    $  5,844     $  8,624
  Interest income                 1,453          38            -           -           -         (160)      1,331            -
  Interest expense                1,109          82        6,910         318       1,114         (668)        829        8,036
  Capital expenditures            7,252         861           67         317         120            0       8,113          504
  Unusual items                       0           0            0           0      15,955  c/        0           0       15,955
  Unconsolidated affiliates
    Equity in net income            (64)         26            2           0           0            0         (38)           2
    Investments in                2,191         214           76           0           0            0       2,401           76
  Total assets at year-end       83,390       9,373      137,248       8,873       6,181       (7,520)     88,744      148,801

---------------------------------------------------------------------------------------------------------------------------------

1997
----
Revenues
  External customer            $121,976     $ 1,217  a/ $ 17,144     $ 3,895     $ 9,653     $   (258)   $122,935     $ 30,692
  Intersegment                    4,749      16,003          201          10         266      (21,229)          0            0
                               --------     -------     --------     -------     -------     --------    --------     --------
    Total Revenues             $126,725     $17,220     $ 17,345     $ 3,905     $ 9,919     $(21,487)   $122,935     $ 30,692
                               --------     -------     --------     -------     -------     --------    --------     --------
                               --------     -------     --------     -------     -------     --------    --------     --------
Income
  Income before taxes          $  6,257     $   815     $  1,806     $   343     $ 1,708  d/ $     10    $  7,082     $  3,857
  Provision for income tax        2,014         305          727         142         550            3       2,322        1,419
  Net income                      4,196         511        1,031         202       1,205  d/     (225)      4,714        2,206
Other Disclosures
  Depreciation/amortization    $  5,430     $   590     $  6,188  b/ $ 1,088     $   463     $     25    $  6,020     $  7,764
  Interest income                 1,228          17            -           -           -         (129)      1,116            -
  Interest expense                  904          82        6,268         316       3,523         (593)        788        9,712
  Capital expenditures            7,225         917           49         211         315            0       8,142          575
  Unusual items                       0           0            0           0         269  d/        0           0          269
  Unconsolidated affiliates
    Equity in net income           (117)         29            1           0           0            0         (88)           1
    Investments in                1,782         195           84           0           0            0       1,951           84
  Total assets at year-end       82,306       8,471      121,973       7,436      68,348       (9,437)     85,079      194,018

- - - - -
a/ Includes sales to outside fabricators for inclusion in components sold to Ford's Automotive segment. These sales are eliminated in total Automotive sector reporting.
b/ Includes depreciation of operating leases only. Other types of Depreciation/amortization for Ford Credit are included in the Elims/Other column.
c/ Includes $15,955 non-cash gain (not taxed) on spin-off of The Associates in the first quarter of 1998 (Note 16).
d/ Includes $269 gain (not taxed) on Hertz IPO in the second quarter of 1997
   (Note 16).

-----------------------------

"Other Financial Services" data is an aggregation of miscellaneous smaller Financial Services sector business components, including Ford Motor Land Development Corporation, Ford Leasing Development Company, Ford Leasing Corporation, and Granite Management Corporation, and certain unusual transactions (footnoted). Also included is data for The Associates, which was spun-off from Ford in 1998.

"Eliminations/Other" data includes intersegment eliminations and minority interest calculations. Data for "Depreciation/amortization" includes depreciation of fixed assets and assets subject to operating leases, amortization of special tools, and amortization of intangible assets. Interest income for the operating segments in the Financial Services sector is reported as "Revenue".

Information concerning principal geographic areas was as follows (in millions):

                Geographic Areas             United                      All          Total
                ----------------             States        Europe       Other        Company
                                          -----------   -----------  -----------   -----------
                1999
                ----
                External revenues           $112,420      $33,182      $16,956       $162,558
                Net property                  27,738       14,372        7,642         49,752

                1998
                ----
                External revenues           $100,597      $27,026      $16,793       $144,416
                Net property                  25,761       11,018        7,260         44,039

                1997
                ----
                External revenues           $105,581      $27,618      $20,428       $153,627
                Net property                  23,948        9,596        7,090         40,634

NOTE 19.  Summary Quarterly Financial Data (Unaudited
-----------------------------------------------------
(in millions, except amounts per share)

                                                  1999                                       1998
                                 ----------------------------------------   ----------------------------------------
                                  First     Second     Third    Fourth       First     Second     Third    Fourth
                                 Quarter   Quarter    Quarter   Quarter     Quarter   Quarter    Quarter   Quarter
                                 --------- --------- --------------------   --------- --------- --------- ----------
Automotive
  Sales                          $31,933   $35,921   $31,338   $37,781      $29,076   $31,309   $26,494   $32,204
  Operating income                 2,387     2,898     1,010     2,084        1,806     2,922       777     1,180
Financial Services
  Revenues                         5,952     6,361     6,635     6,637        7,508     5,980     6,146     5,699
  Income before income taxes         547       689       742       601       16,813       590       645       390

Total Company
  Net income                     $ 1,979   $ 2,338   $ 1,114   $ 1,806      $17,646   $ 2,381   $ 1,001   $ 1,043
  Less:
  Preferred stock dividend
   requirements                        4         4         4         3           95         4         4         4
                                 -------   -------   -------   -------      -------   -------   -------   -------

  Income attributable
   to Common and
   Class B Stock                 $ 1,975   $ 2,334   $ 1,110   $ 1,803      $17,551   $ 2,377   $   997   $ 1,039
                                 -------   --------  -------   -------      -------   -------   -------   -------
                                 -------   --------  -------   -------      -------   -------   -------   -------

AMOUNTS PER SHARE OF COMMON
  AND CLASS B STOCK AFTER
  PREFERRED STOCK DIVIDENDS

   Basic income                  $  1.64   $  1.93   $  0.92   $  1.50      $ 14.48   $  1.96   $  0.82   $  0.86

   Diluted income                   1.60      1.89      0.90      1.47        14.23      1.91      0.80      0.84

   Cash dividends                   0.46      0.46      0.46      0.50         0.42      0.42      0.42      0.46


PricewaterhouseCoopers LLP



                       Report of Independent Accountants



To the Board of Directors and Stockholders
Ford Motor Company:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Ford Motor Company and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
January 24, 2000